Exhibit F-2(c)










                                      New York, New York
                                      March 4, 1996


   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D.C.  20549


   Ladies and Gentlemen:

             We are familiar with (A) the Application-
   Declaration on Form U-1 (File No. 70-8511), as amended, filed with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, by System Energy Resources, Inc. (the "Company") and the other companies named therein contemplating, among other things, the entering into arrangements for the issuance and sale of one or more series of tax-exempt bonds (the "Tax-Exempt Bonds"), (B) the Securities and Exchange Commission's Order, dated May 9, 1995, granting and permitting to become effective the Application-Declaration, as amended, with respect to the foregoing matters, and (C) the subsequent consummation, on February 22, 1996, of the entry by the Company into an Amended and Restated Installment Sale Agreement with Claiborne County, Mississippi (the "County"), and the related refinancing of outstanding pollution control revenue bonds through the issuance by the County of a new series of its Tax-Exempt Bonds (the "Transactions"). In connection therewith, we advise as follows:

             (1) The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

             (2) The Transactions have been consummated in accordance with the Application-Declaration, as amended, and the Order of the Securities and Exchange
        Commission with respect thereto.

             (3) All state laws that relate or are applicable to the participation by the Company in the Transactions (other than so-called "blue-sky" or similar laws, upon which we do not pass herein) have been complied with.

             (4) The consummation of the Transactions by the Company has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

             We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied, as to all matters governed by the laws of the State of Arkansas and of the State of Mississippi, upon an opinion of even date herewith of Ann G. Roy, Esq., Associate Counsel - Corporate and Securities of Entergy Services, Inc., which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

             We hereby consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                                 Very truly yours,

                                 /s/ Reid & Priest LLP

                                 REID & PRIEST LLP